NORTHSTAR REALTY FINANCE LIMITED PARTNERSHIP

First Amendment to the
Agreement of Limited Partnership of NorthStar Realty Finance Limited Partnership

This Amendment is made as of March 14, 2006, by NORTHSTAR REALTY FINANCE CORP., a Maryland corporation, as general partner (the “General Partner”), of NORTHSTAR REALTY FINANCE LIMITED PARTNERSHIP, a Delaware limited partnership (the “Partnership”), for the purpose of further amending the Agreement of Limited Partnership of the Partnership dated October 19, 2004 (the “Partnership Agreement”). All capitalized terms used herein and not defined shall have the respective meanings ascribed to them in the Partnership Agreement.

WHEREAS, pursuant to Section 4.2 of the Partnership Agreement, the General Partner is establishing an additional series of LTIP Units, to be referred to as the “OPP Units” with the rights, preferences and privileges set forth in the Partnership Unit Designation attached hereto, to certain persons who provide services for the benefit of the Partnership (the “Grantees”).

NOW, THEREFORE, in consideration of the mutual covenants set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the General Partner hereby amends the Partnership Agreement as follows:

1.            Issuance of LTIP Units.

A.  Pursuant to Section 4.2 of the Partnership Agreement, the Partnership may from time to time issue OPP Units to the Grantees in the respective amounts set forth on Schedule A hereto. The holder of any OPP Units shall have the benefits and obligations under the Partnership Agreement to which the holder of such a Limited Partner Interest may be entitled or obliged under the Partnership Agreement, as supplemented and amended by the rights, powers, privileges, restrictions, qualifications and limitations specified in Exhibit B to the Partnership Agreement as added by this Amendment.

B.  The admission of the Grantees as Additional Limited Partners of the Partnership shall become effective as of the date of this Amendment, which shall also be the date upon which the names of the Grantees are recorded on the books and records of the Partnership, and Exhibit A to the Partnership Agreement is amended to reflect such admission.

2.        Amendments to Partnership Agreement.

The General Partner, as general partner of the Partnership and as attorney-in-fact for its Limited Partners, hereby amends the Partnership Agreement as follows:

A.     Article I of the Partnership Agreement is amended by inserting the following definitions in alphabetical order:

“Liquidating Losses” has the meaning set forth in Section 6.3(b) hereof.

“LTIP Unit” means a Partnership Unit which is designated as an LTIP Unit, with such further designation as the General Partner may assign to distinguish any series of LTIP Units from other series, and which has the rights, preferences and other privileges designated in Section 4.5 hereof, in any Partnership Unit Designation establishing an additional series of LTIP Units and elsewhere in this Agreement in respect of Holders of LTIP Units. The allocation of LTIP Units among the Partners shall be set forth on Exhibit A, as may be amended from time to time.

B.       Section 6.3(b) of the Partnership Agreement is amended by replacing the existing text with the following:

E.     Special Allocations Regarding LTIP Units. Notwithstanding the provisions of Section 6.2 above, but subject to the prior allocation of income, gain, deduction and loss under paragraph (a) above and to the terms of any Partnership Unit Designation in respect of any class of Partnership Interests ranking senior to the LTIP Units with respect to return of capital or any preferential or priority return, any Liquidating Gains shall first be allocated to the Holders of LTIP Units until the Economic Capital Account Balances of such Holders, to the extent attributable to their ownership of LTIP Units, are equal to (i) the Partnership Common Unit Economic Balance, multiplied by (ii) the number of their LTIP Units; provided that no such Liquidating Gains will be allocated with respect to any particular LTIP Unit unless and to the extent that such Liquidating Gains, when aggregated with other Liquidating Gains realized since the issuance of such LTIP Unit, exceed Liquidating Losses realized since the issuance of such LTIP Unit. Notwithstanding the provisions of Section 6.2 above, but subject to the prior allocation of income, gain, deduction and loss under paragraph (a) above and to the terms of any Partnership Unit Designation in respect of any class of Partnership Interests ranking senior to the LTIP Units with respect to return of capital or any preferential or priority return, in the event that, due to distributions with respect to Common Units in which the LTIP Units do not participate or otherwise, the Economic Capital Account Balance of any present or former Holder of LTIP Units, to the extent attributable to the Holder’s ownership of LTIP Units, exceeds the target balance specified above, then Liquidating Losses shall be allocated to such Holder to the extent necessary to reduce or eliminate the disparity. In the event that Liquidating Gains or Liquidating Losses are allocated under this Section 6.3(b), Net Income and Net Loss shall be recomputed without regard to the Liquidating Gains or Liquidating Losses so allocated (subject to any prior allocation of Net Income or Net Loss otherwise provided for). For this purpose, “Liquidating Gains” means any net capital gain realized in connection with the actual or hypothetical sale of all or substantially all of the assets of the Partnership, including but not limited to net capital gain realized in connection with an adjustment to the Gross Asset Value of Partnership Assets under paragraph (b) of the definition of “Gross Asset Value.” Similarly, “Liquidating Losses” means any net capital loss realized in connection with any such event. The “Economic Capital Account Balances” of the Holders of LTIP Units will be equal to their Capital Account balances, plus the amount of their shares of any Partner Minimum Gain or Partnership Minimum Gain, in either case to the extent attributable to their ownership of LTIP Units. Similarly, the “Partnership Common Unit Economic Balance” shall mean (i) the Capital Account balance of the General Partner, plus the amount of the General Partner’s share of any Partner Minimum Gain or Partnership Minimum Gain, in either case to the extent attributable to the General Partner’s ownership of Partnership Common Units and computed on a hypothetical basis after taking into account all allocations through the date on which any allocation is made under this Section 6.3(b), divided by (ii) the number of the General Partner’s Partnership Common Units. Any such allocations shall be made among the holders of LTIP Units in proportion to the amounts required to be allocated to each under this Section 6.3(b). The parties agree that the intent of this Section 6.3(b) is to make the Capital Account balance associated with each LTIP Unit economically equivalent to the Capital Account balance associated with the General Partner’s Partnership Common Units (on a per-unit basis), but only if and to the extent that the Partnership has recognized cumulative net gains with respect to its assets since the issuance of the relevant LTIP Unit.

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C.       Section 6.3(c) of the Partnership Agreement is hereby amended by inserting the following new paragraph (viii), renumbering the existing paragraph (viii) as paragraph (ix), and revising the first phrase of paragraph (ix) as follows:

(viii) Forfeiture Allocations. Upon a forfeiture of any unvested Partnership Interest by any Partner, gross items of income, gain, loss or deduction shall be allocated to such Partner if and to the extent required by final Treasury Regulations promulgated after January 1, 2006 to ensure that allocations made with respect to all unvested Partnership Interests are recognized under Code Section 704(b).

(ix) Curative Allocations. The allocations set forth in Sections 6.3(c)(i) through (viii) above (the “Regulatory Allocations”) are intended [balance of section unchanged]

D.       Section 10.2 of the Partnership Agreement is amended by designating the existing text of Section 10.2 as paragraph (a), and by appending the following new paragraph (b):

(b) To the extent provided for in Treasury Regulations, revenue rulings, revenue procedures and/or other IRS guidance issued after the date hereof, the Partnership is hereby authorized to, and at the direction of the General Partner shall, elect a safe harbor under which the fair market value of any Partnership Interests issued after the effective date of such Treasury Regulations (or other guidance) will be treated as equal to the liquidation value of such Partnership Interests (i.e., a value equal to the total amount that would be distributed with respect to such interests if the Partnership sold all of its assets for their fair market value immediately after the issuance of such Partnership Interests, satisfied its liabilities (excluding any non-recourse liabilities to the extent the balance of such liabilities exceeds the fair market value of the assets that secure them) and distributed the net proceeds to the Partners under the terms of this Agreement). In the event that the Partnership makes a safe harbor election as described in the preceding sentence, each Partner hereby agrees to comply with all safe harbor requirements with respect to transfers of such Partnership Interests while the safe harbor election remains effective.

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E.     The Partnership Agreement is hereby amended by appending Exhibit B to this Amendment as Exhibit B to the Partnership Agreement.

3.	Continuation of Partnership Agreement.

        The Partnership Agreement and this Amendment shall be read together and shall have the same force and effect as if the provisions of the Partnership Agreement and this Amendment (including Exhibit B hereto) were contained in one document. Any provisions of the Partnership Agreement not amended by this Amendment shall remain in full force and effect as provided in the Partnership Agreement immediately prior to the date hereof.

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IN WITNESS WHEREOF, the parties hereto have executed this Amendment to the Partnership Agreement as of the 14th day of March 2006.

GENERAL PARTNER
NORTHSTAR REALTY FINANCE CORP.

By:	/s/ Mark E. Chertok
Name: Mark E. Chertok
Title: Chief Financial Officer and Treasurer

GRANTEES:

*Individual Counterpart Signature Pages Attached.

[Signature Page to Amendment to the Partnership Agreement]

Schedule A to First Amendment to Partnership Agreement

Name and Address	Number of OPP Units

EXHIBIT B

NORTHSTAR REALTY FINANCE LIMITED PARTNERSHIP

PARTNERSHIP UNIT DESIGNATION - OPP UNITS

 The following are the terms of the OPP Units:

1.  LTIP Equivalence. Except as otherwise expressly provided in this Partnership Unit Designation, OPP Units shall be treated as LTIP Units, and shall have the rights, privileges, restrictions, powers and duties applicable to LTIP Units under the Agreement, including without limitation the provisions of Section 4.5 of the Agreement.

2.	Distributions.

A.  OPP Distributions. Commencing from the Distribution Participation Date (as defined below) established for any OPP Units, Holders of such OPP Units shall be entitled to receive, if, when and as authorized by the General Partner, any distributions otherwise payable with respect to LTIP Units and shall be treated as outstanding LTIP Units for purposes of the distribution provisions of the Agreement. For the avoidance of doubt, for purposes of the first distribution to occur after the Distribution Participation Date, OPP Units issued on or before the relevant quarterly period shall be treated as having been outstanding for the full period. Prior to the Distribution Participation Date, OPP Units shall be entitled to any distributions by the Partnership (i) in connection with an Adjustment Event as provided in Section 4.5(b) of the Agreement, treating the OPP Units as outstanding LTIP Units, and (ii) if, when and as authorized by the General Partner out of funds or other property legally available for the payment of distributions, distributions representing proceeds of a sale or other disposition of all or substantially all of the assets of the Partnership in an amount per unit equal to the amount of any such distributions payable on the Partnership Common Units, provided that the amount of distributions to any Holder of OPP Units under this clause (ii) shall not exceed the positive balances of the Capital Account of the Holders of such OPP Units to the extent attributable to the ownership of such OPP Units.

B.  Distribution Participation Date. The “Distribution Participation Date” for each OPP Unit will be either (i) with respect to OPP Units granted pursuant to the General Partner’s 2006 Outperformance Plan, as it may be amended or supplemented from time to time or any successor plan under which additional OPP Units may be issued (the “Plan”), the applicable Valuation Date (as defined in the Award Agreement of each Person granted OPP Units under the Plan) or (ii) with respect to other OPP Units, such date as may be specified in the Award Agreement or other documentation pursuant to which such OPP Units are issued.

3.	Allocations.

A.     Allocations of Net Income and Net Loss. Commencing with the portion of the taxable year of the Partnership that begins on the Distribution Participation Date established for any OPP Units, such OPP Units shall be allocated Net Income and Net Loss under Section 6.2 in amounts per OPP Unit equal to the amounts allocated per Partnership Common Unit (adjusted to the extent required by any Regulatory Allocations or any curative allocations under Section 6.3(c)(ix)). The General Partner is authorized in its discretion to delay or accelerate the participation of the OPP Units in allocations of Net Income and Net Loss, or to adjust the allocations made after the Distribution Participation Date, so that the ratio of (i) the total amount of Net Income or Net Loss allocated under Section 6.2 with respect to each OPP Unit in the taxable year in which that OPP Unit’s Distribution Participation Date falls, to (ii) the total amount distributed to that OPP Unit with respect to such period, is more nearly equal to such ratio as computed for the Partnership Common Units held by the General Partner.

B.     Special Allocations. OPP Units shall be treated as outstanding LTIP Units (and the Holders thereof treated as Holders of LTIP Units) for all purposes of Section 6.3(b).

4.	Voting Rights.

A.  Voting with LTIP Units. Except as otherwise provided herein, OPP Units and Partners who hold OPP Units shall be treated as LTIP Units and LTIP Unitholders, respectively, for all purposes of Section 14.4.

B.  Special Approval Rights. So long as any OPP Units remain outstanding, the Partnership shall not, without the affirmative vote of the Partners who hold at least a majority of the OPP Units outstanding at the time, given in person or by proxy, either in writing or at a meeting (voting separately as a class), amend, alter or repeal, whether by merger, consolidation or otherwise, the provisions of the Partnership Agreement applicable to OPP Units so as to materially and adversely affect any right, privilege or voting power of the OPP Units or the Partners who hold OPP Units as such, unless such amendment, alteration or repeal affects equally, ratably and proportionately the rights, privileges and powers of the holders of LTIP Units; but subject, in any case, to the following provisions:

(i)
Any difference in effect between the LTIP Units and the OPP Units that is required or reasonably desirable to implement the difference in the distribution rights with respect to LTIP Units and OPP Units shall not be deemed to have an effect that is not equal, ratable or proportionate to the effect on the holders of LTIP Units;

(ii)
Any creation or issuance of any Partnership Units or of any class or series of Partnership Interest, whether ranking senior to, junior to, or on a parity with the OPP Units with respect to distributions and the distribution of assets upon liquidation, dissolution or winding up shall not be deemed to have an effect that is not equal, ratable or proportionate to the effect on the holders of LTIP Units; and

(iii)
any waiver by the Partnership of restrictions or limitations applicable to any outstanding LTIP Units or OPP Units with respect to any Unitholder or Unitholders shall not be deemed to materially and adversely alter, change, modify or amend the rights, powers or privileges of the LTIP Units or OPP Units with respect to other Unitholders

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